UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 10, 2019

Date of Report (Date of earliest event reported)

Canbiola, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-208293	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

960 South Broadway, Suite 120 Hicksville, NY	11801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-595-9544

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

Effective July 10, 2019, Canbiola, Inc. (the “Company” or “CANB”) entered into an Employee Services Agreement (the “Agreement”) with Johnny J. Mack PhD (“Mack”), pursuant to which Mack agreed to serve as the Company’s interim Chief Operating Officer (“Interim COO”). In consideration for Mack’s services, Mack will (i) receive a base salary of $7,500 per month, subject to increase after each yearly anniversary of the Agreement (the “Base Salary”), (ii) be eligible to receive annual cash or stock bonuses, as determined by the Company’s compensation committee, (iii) be entitled to vacation time and paid days for illness in accordance with the Company’s Employee Handbook policies, and (iv) receive a one-time issuance of 3,500,000 common shares of the Company. The Company also agreed to hold harmless and indemnify Mack as authorized or permitted by law and the Company’s governing documents, as the same may be amended from time to time, except for acts constituting negligence or willful misconduct by Mack.

The Agreement has an initial term of 90 days and shall renew for additional 90-day terms upon mutual consent of the parties (each, a “Term”), unless otherwise terminated with 30 days prior written notice. If the Agreement is terminated by the Company without “Cause,” or by Employee for “Good Reason,” then: (i) the Company shall continue to pay Mack the Base Salary through the longer of the end of the Term over the course of the then remaining Term in accordance with the Company’s payroll and payment practices plus an amount equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Mack and his eligible dependents to the extent such coverage is then in place. A termination of the Agreement by reason of a merger or acquisition is considered the same as a termination by the Company without Cause or by Employee for Good Reason.

Upon termination of Mack’s employment prior to the expiration of the Term by reason of Mack’s death, the Company shall pay Mack’s designated beneficiary or beneficiaries, within 30 days of his death, in a lump sum in cash equal to (i) three months of Mack’s Base Salary and pro-rated incentive bonus, if any, from the date of Mack’s death, and (ii) any accrued obligations or benefits owed the Mack for that same period of time. If, as a result of Mack’s incapacity due to physical or mental illness (“Disability”), Mack is absent from the full-time performance of his duties with the Company for a period of three consecutive months and, within 30 days after written notice is provided to Mack by the Company, Mack’s employment under the Agreement may be terminated by the Company for Disability and Mack or his designee will be paid in the same manner as in termination by his death.

The Agreement otherwise contains standard terms and conditions. The foregoing discussion is for summary purposes only and is qualified in its entirety by the actual terms of the Agreement, which is included herewith as an Exhibit.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 for discussion regarding Mack’s appointment as Interim COO pursuant to the Agreement. Additionally, on July 10, 2019, the Company’s Board of Directors (the “Board”) appointed Mack as a director of the Company to fill a vacancy on the Board. Mack also serves on the Company’s Corporate Advisory Board.

Johnny J. Mack PhD, age 66, has a distinguished career as senior executive in healthcare, mortgage banking, community development, and nonprofit organizations. He is a founding member of the board of directors of Realizing the Dream, Inc., with Ambassador Andrew Young and Martin Luther King, III, and now serves as the president of its rebrand, Realizing the Dream International. Mack has also served as the executive director of the Martin Luther King, Jr. Center for Nonviolent Social Change and president of the Drum Major Institute, a New York based NGO co-founded by Dr. Martin Luther King, Jr. He also founded Communities Without Boundaries International, a peace and development organization, and through it has worked in more than 25 countries globally. Mack is also principal and managing partner of the Jonymak Group, LLC, a global research and consulting firm that works across sectors – private, public, and community – focusing on strategic, advisory, development, and public affairs services to business, government, and nonprofit organizations.

Mack received the Bachelor of Science degree in Business Administration with a second major in Theology from Oakwood University, Huntsville, AL. He is a certified public accountant (CPA) and has more than 30 years of experience directing program, administration, and financial management systems and operations. He is the recipient of the Honorary Doctorate of Humanity conferred by Beulah Heights University. He is a Senior Fellow at the Martin Luther King Jr. Research and Education Institute, Stanford University, and the Henry Hart Rice Fellow at the School for Conflict Analysis & Resolution, George Mason University, where he earned both Master of Science and Doctor of Philosophy degrees.

There is no family relationship between Mack and any of the Company’s other officers or directors.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Employee Services Agreement with Johnny J. Mack PhD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Canbiola, Inc.

Date: July 18, 2019	By:	/s/ Marco Alfonsi
Marco Alfonsi, CEO